Exhibit 10.1

ACQUISITION AGREEMENT

AMONG

GENEREX BIOTECHNOLGY CORPORATION., a Delaware corporation,

HEMA DIAGNOSTIC SYSTEMS, LLC, a Florida limited liability company

AND

STEPHEN L BERKMAN

And the other Equity Owners of Hema Diagnostic Systems, LLC

January 18, 2017

ACQUISITION AGREEMENT

ACQUISITION AGREEMENT (this “Agreement”), dated as of January 18, 2017, by and among Generex Biotechnology Corporation, a Delaware corporation (the “Purchaser”), Hema Diagnostic Systems, LLC, a Florida limited liability company (the “Acquiree”), Stephen L. Berkman (“Berkman”) the majority equity owner of Acquiree, and as to certain matters, the other equity owners of Acquiree, as listed in Exhibit A (together with Berkman, the “Members”). Purchaser, Acquiree and the Stockholders are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, Acquiree has 20,000 authorized Membership Equity Units (“Acquiree Membership Units”), of which 10,000 Acquiree Membership Units have been issued; and

WHEREAS, Berkman is the owner of 9,989 Acquiree Membership Units, with the remaining Acquiree Membership Units owned by the other Members as set out in Exhibit A; and

WHEREAS, Berkman and Lawrence Salvo (“Salvo”) are the owners of all of the shares of Hema Diagnostics Systems Panama S.A., a Panamanian corporation (“Hema Panama”) and Rapid Medical Diagnotics, Inc., a Florida corporation (“Rapid”); and

WHEREAS, at closing, Berkman and Salvo will contribute all of their shares in Hema Panama and Rapid to Acquiree. and

WHEREAS, Purchaser desires to acquire (the “Acquisition”) 4,950 Acquiree Membership Units; and

WHEREAS, Purchaser shall have the right to contribute 20,000 shares of Purchaser’s Common Stock to the capital of Acquiree and receive additional 300 Acquiree Membership Units in exchange so that Purchaser will have a total of fifty-one percent (51%) of the outstanding Acquiree Membership Units.

WHEREAS, following the Acquisition, Purchaser Intends to engage in a one for one thousand (1,000) reverse stock split of its common stock in the (the “RSS”), provided, however, that the exact ratio may be revised based on market conditions; and

WHEREAS, Purchaser, Berkman and Acquiree shall execute an Amended and Restated Operating Agreement which will be substantially similar to the draft Operating Agreement attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I. THE ACQUISITION

1.1 The Acquisition. Subject to the terms and conditions set forth in this Agreement:

(a) On the Closing Date, Purchaser shall issue to Berkman a number of shares of Generex Common Stock, par value $.0001 per share, having a value of $250,000, based on the closing bid price for the Common Stock on the OTCQB, or the OTCPINK on the trading day immediately preceding the Closing Date (the “Closing Date Common Stock”).

(b) At Closing, Berkman, Lawrence Salvo and Luis Agudelo shall transfer to the Purchaser the legal and beneficial title to 4,950 Acquiree Membership Units, of which 4,939 will be transferred by Berkman, 10 by Lawrence Salvo and 1 by Luis Agudelo, free and clear of all Security Interest, and the Acquiree shall mark its transfer books to indicate the Purchaser’s ownership off 4,950 Acquiree Membership Units.

(c) After closing, upon Purchaser contributing 20,000 shares of Purchaser’s Common Stock (“Contributed Common Stock”), Acquiree shall issue 300 additional Acquiree Membership Units to the Purchaser so that Purchaser will have a total of fifty-one percent (51%) of the outstanding Acquiree Membership Units.

(d) Within two trading days following the effectiveness of the RSS on the OTCQB, Purchaser:

(i) Shall issue 230,000 post-RSS shares of Common Stock to Berkman (the “RSS Completion Shares”).

(ii) Shall issue warrants (the “Warrants”), in connection with the Berkman Debt, exercisable for 15,000,000 shares of Common Stock (“Warrant Shares”) at an exercise price equal to $2.50 per a share.

Berkman and Acquiree acknowledge that the RSS Completion Shares may not be issued until the Purchaser has received approval form its stockholders to increase the number of authorized shares of Common Stock. The Purchaser may have insufficient shares of Common Stock to issue upon exercise of the Warrants until such stockholder approval is received.

(e) If, at any time on or before the third anniversary of the Closing Date, provided that the Closing Date Common Stock, the RSS Completion Shares and the Warrant Shares have been registered as required in Section 1.2 and provided further that the aggregate value of the Closing Date Common Stock, the RSS Completion Shares and the Warrant Shares equals or exceeds $15,000,000 [whether or not Berkman or any other Acquiree Member continues to hold such shares or warrants], then all remaining Acquiree Membership Units not transferred to Purchaser at the Closing shall, at Purchaser’s option upon notice to the Acquiree Members, be transferred to Purchaser for the aggregate purchase price of $1.00. For purposes of this paragraph (e), the value of the Closing Date Common Stock, the RSS Completion Shares and Warrant Shares shall be the closing price of the Common Stock the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB, OTCPink, or OTCQX, as applicable, and in the case of the Warrant Shares, less the exercise price of the Warrants. If closing transaction prices are not quoted in the primary market, the vales shall have determined by the average of the closing bid and asked prices. The Closing Date Common Stock, RSS Completion Shares, Warrant Shares and the shares which may be issued pursuant to this paragraph 1(e) are referred to as the “Purchaser Common Stock.”

(f) All Purchaser Common Stock and Warrants issued pursuant to this Section 1.1(f) shall be restricted securities as defined in Rule 144 under the Securities Act of 1933, but shall be subject to the registration rights described below.

1.2 Registration Statement. No later than sixty days after the RSS, a registration statement (the “Registration Statement”) will be prepared on Form S-1 or such other form as may be available to Purchaser, and shall be used to register, to the extent practicable, resales of Closing Date Common Stock, RSS Completion Shares, Contributed Common Stock, and the Warrant Shares. The terms and conditions of such registration shall be set forth in a Registration Rights Agreement, containing customary provisions and reasonably acceptable to Purchaser and Berkman, to be executed and delivered by Purchaser and the Acquiree Stockholders at Closing.

1.3 Berkman Debt. At Closing. Berkman shall terminate any filings evidencing or creating a Security Interest on the Company’s assets or securities. At such time as the condition set forth in Section 1.1(e), above, is satisfied, the loan payable from Acquiree to Berkman shall be deemed satisfied in full. At the time such conditions are satisfied, Berkman shall provide purchaser with documents requested by Purchaser evidencing the satisfaction of the loan payable.

1.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC in Philadelphia, Pennsylvania, or such other place as Purchaser and Berkman may agree, on a mutually agreeable date as soon as practicable (and in any event not later than three (3) Business Days, a Business Day being a day on which banks are open for normal banking business in the United States after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). The term “Effective Time” as used in this Agreement means the 5:00 pm New York City time on the Closing Date.

1.5 Actions at the Closing. At the Closing,

(a)                Acquiree and the Stockholders shall deliver to Purchaser the various certificates, instruments and documents referred to in Section 5.2;

(b)               Purchaser shall deliver to Acquiree and the Stockholders the various certificates, instruments and documents referred to in Section 5.3;

(c)                The Members shall transfer 4,950 Acquiree Membership Units to the Purchaser pursuant to any documents as may be reasonably require by Purchaser;

(d)               Purchaser shall have issued the initial shares to Berkman, and shall deliver certificates for the Initial Shares as soon as practicable thereafter.

(e)                Purchaser shall deliver to Acquiree and Berkman (i) evidence that the Purchaser’s board of directors is authorized to consist of individuals in a number to be determined, (ii) the resignations of all individuals who served as directors and/or officers of Purchaser immediately prior to the Closing Date, which resignations shall be effective as of the completion of Closing, (iii) evidence of the appointment of directors in a number to be determined to serve immediately following the Effective Time, such directors having been designated by Berkman immediately prior to the Closing Date, and (iv) evidence of the appointment of such executive officers of Purchaser to serve immediately after Closing as shall have been designated by Acquiree, including the appointments of Lawrence Salvo and a director to be designated by Berkman.

(f)                Berkman and Salvo shall have transferred all of their shares in Hema Panama and Rapid to Acquiree.

1.6 Additional Actions. If at any time after the Effective Time, Acquiree shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Purchaser, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Acquiree or (b) otherwise to carry out the purposes of this Agreement, Purchaser and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of Acquiree, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Acquiree, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Acquiree, and otherwise to carry out the purposes of this Agreement.

1.7 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to Stockholders in connection with the Acquisition and such Stockholder shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Purchaser with respect to any fractional Initial Shares that would have otherwise been issued to such Stockholder. In lieu of any fractional Initial Shares that would have otherwise been issued, each Stockholder that would have been entitled to receive a fractional Initial Share shall receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Stockholder shall receive at least one Initial Share.

1.8 Exemption from Registration.

(a) Purchaser and Acquiree intend that the shares of Purchaser Common Stock (including Warrant Shares) and Warrants to be issued pursuant to Section 1.1 hereof in connection with the Acquisition will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Purchaser thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Purchaser Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Purchaser Common Stock to be issued pursuant to Section 1.1 hereof will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (a) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (b) an exemption from such registration exists and either the Purchaser receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Purchaser, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Purchaser Common Stock will bear an appropriate legend and restriction on the books of the Purchaser’s transfer agent to that effect.

(b) Purchaser may be deemed a “shell company” as defined in Rule 12b-2 under the Exchange Act of 1934). Acquiree acknowledges that pursuant to Rule 144(i), securities issued by a former shell company (such as the Exchange Shares) that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after Purchaser (a) is no longer a shell company; and (b) has filed current “Form 10 information“ (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, Purchaser is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, the restrictive legends on certificates for the Exchange Shares cannot be removed except in connection with an actual sale meeting the foregoing requirements or pursuant to an effective registration statement.

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REPRESENTATIONS AND WARRANTIES OF ACQUIREE AND BERKMAN

Acquiree and Berkman represent and warrant to Purchaser that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by Acquiree and Berkman to Purchaser on the date hereof and accepted in writing by the Purchaser (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of Acquiree and Berkman” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of Acquiree and Berkman, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. Acquiree is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida. Hema Panama is a corporation organized, validly existing and in good standing under the laws of Panama. Rapid is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida Acquiree and each of its Subsidiaries is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiree Material Adverse Effect (as defined below). Acquiree and each of its Subsidiaries have all requisite company or corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Acquiree and each of its Subsidiaries has furnished or made available to the Purchaser complete and accurate copies of its articles of organization and other organizational documents including, where applicable, its certificate of formation and/or operating agreement. Acquiree and each of its Subsidiaries is not in default under or in violation of any provision of its articles of organization, as amended to date and where applicable, its bylaws, its certificate of formation, as amended to date, its operating agreement, as amended to date or any other organizational documents. For purposes of this Agreement, “Acquiree Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of Acquiree taken as a whole.

2.2 Capitalization. The authorized Acquiree Membership Units of Acquiree consist of 20,000 membership units. As of the date of this Agreement and the Closing, there are and will be 10,000 Acquiree Membership Units issued and outstanding. Exhibit A sets forth a complete and accurate list of all holders of Acquiree Membership Units, indicating the number of Acquiree Membership Units held by each holder. All of the issued and outstanding Acquiree Membership Units have been duly authorized and are validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Acquiree, Berkman or any other Acquiree Member is a party or which are binding upon Acquiree or any Acquiree Member providing for the issuance or redemption of any of its membership units. There are no outstanding or authorized unit appreciation, phantom units or similar rights with respect to Acquiree. There are no agreements to which Acquiree is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of Acquiree. There are no agreements with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag- along” rights) of any securities of Acquiree. All of the issued and outstanding Acquiree Membership Units were issued in compliance with applicable securities laws.

2.3 Authorization of Transaction. The Acquiree and the Members have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by Acquiree and the Members of this Agreement and the consummation by Acquiree of the transactions contemplated hereby have been duly and validly authorized by all necessary company action on the part of Acquiree. This Agreement has been duly and validly executed and delivered by Acquiree and the Members and constitutes a valid and binding obligation of Acquiree and the Members, enforceable against Acquiree and the Members in accordance with its terms.

2.4 Noncontravention. Neither the execution and delivery by Acquiree and the Acquiree Members of this Agreement, nor the consummation by Acquiree and the Members of the transactions contemplated hereby, will (a) conflict with or violate any provision of Acquiree’s or Acquiree Subsidiary’s articles of organization, as amended to date, (b) require on the part of Acquiree or Acquiree Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which Acquiree or Acquiree Subsidiary is obligated to use its Reasonable Best Efforts (as defined in Section 4.1), to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Acquiree or Acquiree Subsidiary is a party or by which Acquiree or Acquiree Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Disclosure Schedule, for which Acquiree or Acquiree Subsidiary is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have an Acquiree Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have an Acquiree Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of Acquiree or Acquiree Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiree or Acquiree Subsidiary or any of its properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of Acquiree or Acquiree Subsidiary and not material to Acquiree; and “Ordinary Course of Business” means the ordinary course of Acquiree’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5 Subsidiaries. Except for Rapid, and Hema Panama (“Acquiree Subsidiaries”), which are wholly owned by Acquiree at closing, Acquiree does not have any Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”); “Acquiree Subsidiary” is a Subsidiary of the Acquiree. “Purchaser Subsidiary” is a Subsidiary of the Purchaser. Except as set forth in Section 2.5 of the Disclosure Schedule, Acquiree does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association. At Closing, the transfer of 100% of the equity interests in Hema Panama and Rapid to Acquiree shall have been duly authorized and effective.

2.6 Financial Statements. Acquiree will provide or make available to the Purchaser prior to the Closing (a) its audited balance sheets as of December 31, 2015 and 2014) (the December 31, 2015 referred to as the “Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the annual periods ending December 31, 2015 (the “Year-End Financial Statements”) and (b) its audited balance sheets” at September 30, 2016 ( the September 30, 2016 Interim Balance Sheet referred to as the “2016 Interim Balance Sheet” ) and the related statements of operations and cash flows for the nine months ended September 30, 2016 (collectively, the “Interim Financial Statements”). The Year-End Financial Statement’s and the Interim Financial Statements are referred to collectively as the “Financial Statements.” To Berkman’s and Acquiree’s knowledge, the Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of Acquiree and its Subsidiaries on a consolidated basis, as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Financial Statements in the Purchaser’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”),and are consistent in all material respects with the books and records of Acquiree.

2.7 Absence of Certain Changes. Since the Interim Balance Sheet Date, and except as set forth in Section 2.7 of the Disclosure Schedule, (a) to the knowledge of Acquiree, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, an Acquiree Material Adverse Effect, and (b) Acquiree has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8 Undisclosed Liabilities. To the knowledge of Acquiree and its Members, except as set forth in Section 2.8 of the Disclosure Schedules, Acquiree and the Acquiree Subsidiaries do not have any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the 2016 Interim Balance Sheet, (b) liabilities which have arisen since the Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) Except as set forth in Section 2.9 of the Disclosure Schedule, Acquiree and the Acquiree Subsidiaries have filed on a timely basis all Tax Returns that they were required to file, and all such Tax Returns were complete and, to the knowledge of Acquiree and its Members, accurate in all material respects. Neither Acquiree nor any Acquiree Subsidiary has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which only Acquiree and Acquiree Subsidiaries were members. Acquiree and each Acquiree Subsidiary have paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Acquiree and the Acquiree Subsidiaries for tax periods through the Interim Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Balance Sheet. Neither Acquiree nor any Acquiree Subsidiary has had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Acquiree or Acquiree Subsidiaries during a prior period). To the knowledge of Acquiree and its Members, all Taxes that Acquiree and each Acquiree Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) Acquiree has delivered or made available to the Purchaser complete and accurate copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Acquiree or any Acquiree Subsidiary for all years after December 31, 20__. No examination or audit of any Tax Return of Acquiree or any Acquiree Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Acquiree, threatened or contemplated. Acquiree has not been informed by any jurisdiction that the jurisdiction believes that Acquiree or any Acquiree Subsidiary was required to file any Tax Return that was not filed. Neither Acquiree nor any Acquiree Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) Neither Acquiree nor any Acquiree Subsidiary: (i) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has no actual or potential liability for any Taxes of any person (other than Acquiree) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (iii) has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) None of the assets of Acquiree or any Acquiree Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither Acquiree nor any Acquiree Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

2.10 Assets. Each of Acquiree and the Acquiree Subsidiaries own or lease all tangible assets reasonably necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in operating condition (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.10 of the Disclosure Schedule, no asset of Acquiree or any Acquiree Subsidiary (tangible or intangible) is subject to any Security Interest.

2.11 Owned Real Property. Neither Acquiree nor any Acquiree Subsidiary owns any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by Acquiree or any Acquiree Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Acquiree has delivered or made available to the Purchaser complete and accurate copies of the leases and subleases listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule,:

(a)                to the knowledge of Acquiree and its Members, the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)               to the knowledge of Acquiree and its Members, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                to the knowledge of Acquiree and its Members, Acquiree nor any Acquiree Subsidiary nor, to the knowledge of Acquiree, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Acquiree or any Acquiree Subsidiary or, any other party under such lease or sublease;

(d)               neither Acquiree nor any Acquiree Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)                to the knowledge of Acquiree and its Members, , there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Acquiree or any Acquiree Subsidiary of the property subject thereto.

2.13 Contracts.

(a)                Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which Acquiree or any Acquiree Subsidiary is a party as of the date of this Agreement:

(i)                 any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $25,000 per annum or having a remaining term longer than 12 months;

(ii)               any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $25,000, or (C) in which Acquiree has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)             any agreement which, to the knowledge of Acquiree, establishes a partnership or joint venture;

(iv)             any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)               any agreement which imposes any current obligation on Acquiree or any Acquiree Subsidiary with respect to confidentiality or noncompetition;

(vi)             any employment or consulting agreement;

(vii)           any agreement involving any officer, director or member of Acquiree, any Acquiree Subsidiary or any affiliate, as defined in Rule 12b-2 under Exchange Act, thereof (an “Affiliate”);

(viii)         any agreement under which the consequences of a default or termination would reasonably be expected to have an Acquiree Material Adverse Effect;

(ix)             any agreement which contains any provisions requiring Acquiree or any Acquiree Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x)               any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business; and

(xi)             any agreement, other than as contemplated by this Agreement relating to the sales of securities of Acquiree or any Acquiree Subsidiary to which Acquiree or any Acquiree Subsidiary is a party.

(b) Acquiree has delivered or made available to the Purchaser a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13 of the Disclosure Schedule: (i) to the knowledge of Acquiree and its Members, the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) to Berkman’s and Acquiree’s knowledge, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Acquiree nor any Acquiree Subsidiary is, nor, to the knowledge of Acquiree and the Members, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Acquiree and the Members, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Acquiree or any Acquiree Subsidiary or, to the knowledge of Acquiree and the Members, any other party under such contract.

(c) Powers of Attorney. Except as set forth in Section 2.13 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Acquiree or any Acquiree Subsidiary.

2.14 Insurance. Section 2.14 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which Acquiree or any Acquiree Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of Acquiree or any Acquiree Subsidiary. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, Purchaser shall not be liable for retroactive premiums or similar payments, both Acquiree and any Acquiree Subsidiary is otherwise in compliance in all material respects with the terms of such policies. Acquiree has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

2.15 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against Acquiree or any Acquiree Subsidiary which (a) seeks either damages in excess of $10,000 individually, or $25,000 in the aggregate or (b) if determined adversely to Acquiree or any Acquiree Subsidiary could have, individually or in the aggregate, an Acquiree Material Adverse Effect.

2.16 Employees.

(a)                Except as provided in Disclosure Schedule 2.16, no employees of Acquiree and the Acquiree Subsidiaries receive annual compensation at a rate of more than $60,000 per year. Section 2.16 of the Disclosure Schedule contains a list of all employees, of Acquiree and the Acquiree Subsidiaries who are a party to a non-competition agreement with Acquiree or any Acquiree Subsidiary; copies of such agreements have previously been delivered to the Purchaser. To the knowledge of Acquiree, no key employee or group of employees has any plans to terminate employment with Acquiree or any Acquiree Subsidiary. No employees of Acquiree and the Acquiree Subsidiaries are currently on sick leave or have been so for more than 3 weeks during the past twelve (12) months. No legal or natural person has a management agreement or an agreement for the rendering of services with Acquiree or any of the Acquiree Subsidiaries.

(b)               There is no dispute pending or threatened between any of the Acquiree or any Acquiree Subsidiary and any of their employees. Neither Acquiree nor any Acquiree Subsidiary is party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of Acquiree and the Members, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of Acquiree or an Acquiree Subsidiary. To the knowledge of Acquiree and the Members, there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

(c)                There are no delays and during the past two (2) years there have been no delays in the fulfillment of any obligations towards the employees or former employees or directors of Acquiree and the Acquiree Subsidiaries that could lead to a dispute with any of the Acquiree and the Acquiree Subsidiaries.

2.17 Employee Benefits.

(a)                For purposes of this Agreement, the following terms shall have the following meanings:

(i)                 “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage (including without limitation pension insurance and excess (excedent) insurance), severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation under US or other applicable laws.

(ii)               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)             “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Acquiree.

(b)               Section 2.17(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Acquiree, any Acquiree Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Purchaser. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Acquiree, the Acquiree Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. thereto or has made adequate provisions. None of the Acquiree, any Acquiree Subsidiary or any ERISA Affiliate has any obligation with respect to Employee Benefit Plans, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for.

(c)                Acquiree, the Acquiree Subsidiaries, and each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and similar obligations under other jurisdictions. All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor or any other governmental or non-governmental US or non-US entity have been duly submitted.

(d)               To the knowledge of Acquiree and the Members, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(e)                All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(f)                Neither Acquiree, the Acquiree Subsidiaries nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(g)               At no time has Acquiree, any Acquiree Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(h)               There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Acquiree or any Acquiree Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(i)                 No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Acquiree, any Acquiree Subsidiary or any ERISA Affiliate that would subject Acquiree, any Acquiree Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(j)                 No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k)               Each Employee Benefit Plan is amendable and terminable unilaterally by Acquiree or an Acquiree Subsidiary at any time without liability to Acquiree or any Acquiree Subsidiary as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Acquiree or any Acquiree Subsidiary from amending or terminating any such Employee Benefit Plan.

(l)                 Section 2.17(k) of the Disclosure Schedule discloses each: (i) agreement with any member, director, executive officer or other key employee of Acquiree or any Acquiree Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Acquiree or any Acquiree Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Acquiree or any Acquiree Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Acquiree or any Acquiree Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Acquiree Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.18 Environmental Matters.

(a)                To the knowledge of Acquiree and its Members, each of Acquiree and the Acquiree Subsidiaries have complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiree Material Adverse Effect. There is no pending or, to the knowledge of Acquiree and its Members, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Acquiree or any Acquiree Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiree Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any national, state, local or foreign government law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b)               Set forth in Section 2.18(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Acquiree or any Acquiree Subsidiary (whether conducted by or on behalf of Acquiree, any Acquiree Subsidiary or a third party, and whether done at the initiative of Acquiree, an Acquiree Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which Acquiree or any Acquiree Subsidiary has possession of or access to. A complete and accurate copy of each such document has been provided to the Purchaser.

(c)                To the knowledge of Acquiree and its Members , there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Acquiree or any Acquiree Subsidiary.

2.19 Legal Compliance. To the knowledge of Acquiree and its Members, each of Acquiree and the Acquiree Subsidiaries, and the conduct and operations of their respective businesses, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiree Material Adverse Effect. Schedule 2.19 is certificates of compliance.

2.20 Permits. Section 2.20 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by Acquiree or any Acquiree Subsidiary. Such listed Permits are the only material Permits that are required for Acquiree or any Acquiree Subsidiary to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiree Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of Acquiree and the Members, no suspension or cancellation of such Permit is threatened and, to the knowledge of Acquiree and the Members, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.21 Certain Business Relationships With Affiliates. Except as listed in Section 2.21 of the Disclosure Schedule, no Affiliate of Acquiree (a) owns any material property or right, tangible or intangible, which is used in the business of Acquiree, (b) has any claim or cause of action against Acquiree or any Acquiree Subsidiary, or (c) owes any money to, or is owed any money by, Acquiree or any Acquiree Subsidiary. Section 2.21 of the Disclosure Schedule describes any transactions involving the receipt or payment in between Acquiree, any Acquiree Subsidiary and any Affiliate thereof which have occurred or existed since December 31, 2014, other than employment agreements.

2.22 Brokers’ Fees. Neither Acquiree nor any Acquiree Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.21 of the Disclosure Schedule.

2.23 Books and Records. The minute books and other similar records of Acquiree and the Acquiree Subsidiaries contain complete and accurate records, in all material respects, of all actions taken at any meetings of Acquiree’s or any Acquiree Subsidiary’s Members, managing board or any committees thereof and of all written consents executed in lieu of the holding of any such meetings. Acquiree has provided true and complete copies of all such minute books and similar records to Purchaser.

2.24 Intellectual Property.

(a)                Acquiree and each Acquiree Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the "Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Intellectual Property"), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in an Acquiree Material Adverse Effect.

(b)               Section 2.24(b) of the Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity or for which an application for registration has been filed with any Governmental Entity, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.24(b) of the Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of Acquiree or an Acquiree Subsidiary in excess of $5,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to Acquiree.

(c)                Except as set forth on Section 2.24(c) of the Disclosure Schedule, all Intellectual Property Rights that have been registered with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have an Acquiree Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d)               To the knowledge of Acquiree and the Stockholders, neither Acquiree nor any Acquiree Subsidiary is nor will, as a result of the consummation of the Acquisition or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which Acquiree is a party and pursuant to which Acquiree uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the "Third Party Intellectual Property Rights"), the breach of which would be reasonably likely to result in an Acquiree Material Adverse Effect.

(e)                Except as set forth on Section 2.24(e) of the Disclosure Schedule, neither Acquiree nor any Acquiree Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither Acquiree nor any Acquiree Subsidiary has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, Acquiree and each Acquiree Subsidiary do not, to Acquiree’s knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, neither Acquiree, nor any Acquiree Subsidiary will, to its knowledge, infringe any third party intellectual property rights.

(f)                To the knowledge of Acquiree and the Stockholders, except as set forth on Section 2.24(f) of the Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights in a manner that has a material impact on the business of Acquiree or any Acquiree Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have an Acquiree Material Adverse Effect.

2.25 Disclosure. No representation or warranty by Acquiree or any Acquiree Subsidiary contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Acquiree or any Acquiree Subsidiary pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Acquiree has disclosed to the Purchaser all material information requested by Purchaser and to the knowledge of Acquiree and its Members relating to the business of Acquiree and the Acquiree Subsidiaries or the transactions contemplated by this Agreement.

2.26 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” Acquiree and the Members represent and warrant that they have made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Acquiree and the Members that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by Purchaser to Acquiree and the Stockholders on the date hereof and accepted in writing by Acquiree (the “Purchaser Disclosure Schedule”). The Purchaser Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Purchaser Disclosure Schedule shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Purchaser” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Purchaser, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

3.1 Organization, Qualification and Corporate Power. Each of the Purchaser and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the states of their respective formations. Purchaser is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have an Purchaser Material Adverse Effect (as defined below). Each of Purchaser and the Purchaser Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Purchaser has furnished or made available to Acquiree complete and accurate copies of its articles of incorporation and bylaws, and the organizational documents of the Purchaser Subsidiaries. Neither the Purchaser nor any Purchaser Subsidiary is in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Purchaser Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Purchaser and its Subsidiaries, taken as a whole.

3.2 Capitalization. The authorized capital stock of the Purchaser prior to the RSS consists of 2,450,000,000 shares of Purchaser Common Stock, of which 903,333,142 shares were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of preferred stock, par value $0.001 per share, 1,370 of which were issued and outstanding as of the date of this Agreement. The Purchaser Common Stock is presently eligible for quotation and trading on the OTCPink Market and is not subject to any notice of suspension or delisting. The Purchaser Common Stock is presently registered under Section 12(g) of the Exchange Act. All of the issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All outstanding or authorized options, warrants, rights, agreements or commitments to which the Purchaser is a party or which are binding upon the Purchaser providing for the issuance or redemption of any of its capital stock are set forth on Section 3.2 of the Purchaser Disclosure Schedule. Except as set forth on the Purchaser Disclosure Schedule there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Purchaser. There are no agreements to which the Purchaser is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Purchaser. There are no agreements among other parties, to which the Purchaser is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Purchaser. All of the issued and outstanding shares of Purchaser Common Stock were issued in compliance with applicable federal and state securities laws including, but not limited to, the Securities Act. The Common Stock to be issued at the Closing, in connection with the exercise of the Warrants and otherwise as specified in Section 1.1 of this Agreement, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights. At Closing, the Warrant Shares will be duly reserved for issuance upon exercise of the Warrants.

3.3 Authorization of Transaction. Purchaser has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

3.4 Noncontravention. Neither the execution and delivery by the Purchaser of this Agreement or the Transaction Documentation, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of the Purchaser, (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Purchaser is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have an Purchaser Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have an Purchaser Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Purchaser or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

3.5 Subsidiaries.

(a)                Purchaser has no Subsidiaries except as set forth on Section 3.5 of the Purchaser Disclosure Schedules. Each Purchaser subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation.

(b)               At all times from the date of incorporation of Purchaser, through the date of this Agreement, the business and operations of Purchaser have been conducted exclusively through Purchaser or one of the Purchaser Subsidiaries.

(c)                Purchaser does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership or limited liability company, joint venture, trust or business association which is not a Subsidiary.

3.6 Exchange Act Reports. Purchaser has furnished or made available to Acquiree complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended July 31, 2015, as filed with the SEC, which contained audited balance sheets of Purchaser as of July 31, 2015 and 2014, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended; and (b) all other reports filed by Purchaser under the Exchange Act with the SEC (such reports are collectively referred to herein as the “Purchaser Reports”). The Purchaser Reports constitute all of the documents required to be filed by Purchaser with the SEC under the Exchange Act, through the date of this Agreement. The Purchaser Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Purchaser Reports. As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Compliance with Laws. Each of Purchaser and its Subsidiaries:

(a)                and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have an Purchaser Material Adverse Effect;

(b)               has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)                has not, and to the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchaser have not, been the subject of, nor does any officer or director of Purchaser have any reason to believe Purchaser or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)               has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)                has not, and to the knowledge of Purchaser, the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of Purchaser have any reason to believe that Purchaser or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(f)                does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Reports (collectively, the “Purchaser Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Purchaser.

3.9 Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Purchaser Report, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Purchaser Material Adverse.

3.10 Litigation. Except as disclosed in the Purchaser Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to Purchaser’s knowledge, threatened against Purchaser or any Subsidiary of Purchaser which, if determined adversely to Purchaser or such Subsidiary, could have, individually or in the aggregate, a Purchaser Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.11 Undisclosed Liabilities. None of Purchaser and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Purchaser Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Purchaser Report in the Ordinary Course of Business which do not exceed $5,000 and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12 Tax Matters.

(a)                Except as disclosed in Section 3.12(a) of the Purchaser Disclosure Schedule, each of Purchaser and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and to the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchase, all such Tax Returns were complete and accurate in all material respects. Neither the Purchaser nor any Purchaser Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only Purchaser and the Purchaser Subsidiaries are or were members. Each of Purchaser and the Purchaser Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of Purchaser and the Purchaser Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Purchaser Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither Purchaser nor any Purchaser Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included Purchaser or any Purchaser Subsidiary during a prior period) other than Purchaser and the Purchaser Subsidiaries. To the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchaser, all Taxes that Purchaser or any Purchaser Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b)               Purchaser has delivered or made available to Acquiree complete and accurate copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Purchaser or any Subsidiary since July 31, 2014. No examination or audit of any Tax Return of Purchaser or any Purchaser Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of Purchaser, threatened or contemplated. Neither Purchaser nor any Purchaser Subsidiary has been informed by any jurisdiction that the jurisdiction believes that Purchaser or such Subsidiary was required to file any Tax Return that was not filed. Neither Purchaser nor any Purchaser Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c)                Neither Purchaser nor any Purchaser Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of Purchaser or the Purchaser Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than Purchaser and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d)               None of the assets of Purchaser or any Purchaser Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e)                Neither Purchaser nor any Purchaser Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

3.13 Assets. Purchaser owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Schedule 3.13 of the Purchaser Disclosure Schedule, no asset of Purchaser or any Purchaser Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Owned Real Property. Neither Purchaser nor any Purchaser Subsidiary owns any real property.

3.15 Real Property Leases. Section 3.15 of the Purchaser Disclosure Schedule lists all real property leased or subleased to or by the Purchaser or any Purchaser Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Purchaser has delivered or made available to Acquiree complete and accurate copies of the leases and subleases listed in Section 3.15 of the Purchaser Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Purchaser Disclosure Schedule:

(a)                to the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchaser, the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b)               to the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchaser, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c)                to the knowledge of Purchaser, the past and present officers, directors and Affiliates of Purchaser, neither Purchaser nor any Purchaser Subsidiary is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Purchaser, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Purchaser or any Purchaser Subsidiary or, to the knowledge of Purchaser, any other party under such lease or sublease;

(d)               neither Purchaser nor any Purchaser Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e)                Purchaser is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Purchaser or Purchaser Subsidiary of the property subject thereto.

3.16 Contracts.

(a)                Section 3.16 of the Purchaser Disclosure Schedule lists the following agreements (written or oral) to which Purchaser or any Purchaser Subsidiary is a party as of the date of this Agreement:

(i)                 any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii)               any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii)             any agreement establishing a partnership or joint venture;

(iv)             any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v)               any agreement concerning confidentiality or noncompetition;

(vi)             any employment or consulting agreement;

(vii)           any agreement involving any current or former officer, director or stockholder of Purchaser or any Affiliate thereof;

(viii)         any agreement under which the consequences of a default or termination would reasonably be expected to have an Purchaser Material Adverse Effect;

(ix)             any agreement which contains any provisions requiring Purchaser or any Purchaser Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x)               any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi)             any agreement, other than as contemplated by the Private Placement Offering, this Agreement and the Split-Off, relating to the sales of securities of Purchaser or any Purchaser Subsidiary to which Purchaser or such Subsidiary is a party.

(b)               Purchaser has delivered or made available to Acquiree a complete and accurate copy of each agreement listed in Section 3.16 of the Purchaser Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither Purchaser nor any Purchaser Subsidiary nor, to the knowledge of Purchaser, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of Purchaser, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Purchaser or any Purchaser Subsidiary or, to the knowledge of the Purchaser, any other party under such contract.

3.17 Reserved

3.18 Powers of Attorney. There are no outstanding powers of attorney granted by or executed on behalf of the Purchaser or any Purchaser Subsidiary.

3.19 Employees.

(a)                Purchaser Reports contain all material information concerning the employees of Purchaser.

(b)               Neither Purchaser nor any Purchaser Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Purchaser has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of Purchaser, by or on behalf of any labor union with respect to employees of Purchaser or any Purchaser Subsidiary.

3.20 Employee Benefits.

(a)                Section 3.20(a) of the Purchaser Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Purchaser, any Purchaser Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to Purchaser. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Purchaser, the Purchaser Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. Purchaser, each Subsidiary of Purchaser, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b)               To the knowledge of Purchaser, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)                All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d)               Neither Purchaser, any Purchaser Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)                At no time has Purchaser, any Purchaser Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Purchaser or any Purchaser Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g)               No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Purchaser, any Purchaser Subsidiary or any ERISA Affiliate that would subject Purchaser, any Purchaser Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h)               No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)                 Each Employee Benefit Plan is amendable and terminable unilaterally by Purchaser at any time without liability to Purchaser as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Purchaser from amending or terminating any such Employee Benefit Plan.

(j)                 Section 3.22(j) of the Purchaser Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of Purchaser or any Purchaser Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Purchaser or any Purchaser Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Purchaser or any Purchaser Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Purchaser or any Purchaser Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. To the extent applicable, the accruals for vacation, sickness and disability expenses are accounted for on the Purchaser Financial Statements and are adequate and materially reflect the expenses associated therewith.

3.21 Environmental Matters.

(a)                Each of Purchaser and the Purchaser Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. There is no pending or, to the knowledge of Purchaser, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Purchaser or any Purchaser Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have an Purchaser Material Adverse Effect.

(b)               Set forth in Section 3.21(b) of the Purchaser Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Purchaser or an Purchaser Subsidiary (whether conducted by or on behalf of Purchaser or a Purchaser Subsidiary or a third party, and whether done at the initiative of Purchaser or a Purchaser Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which Purchaser has possession of or access to. A complete and accurate copy of each such document has been provided to Acquiree.

(c)                Purchaser is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Purchaser or any Purchaser Subsidiary.

3.22 Permits. Section 3.22 of the Purchaser Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Purchaser Permits”) issued to or held by Purchaser or any Purchaser Subsidiary. Such listed Permits are the only Purchaser Permits that are required for Purchaser and the Purchaser Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Each such Purchaser Permit is in full force and effect and, to the knowledge of Purchaser, no suspension or cancellation of such Purchaser Permit is threatened and there is no basis for believing that such Purchaser Permit will not be renewable upon expiration. Each such Purchaser Permit will continue in full force and effect immediately following the Closing.

3.23 Certain Business Relationships With Affiliates. No Affiliate of Purchaser or of any Purchaser Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of Purchaser or any Purchaser Subsidiary, (b) has any claim or cause of action against Purchaser or any Purchaser Subsidiary, or (c) owes any money to, or is owed any money by, Purchaser or any Purchaser Subsidiary. Purchaser Reports contain all material information concerning transactions and relationships between the Purchaser and its Subsidiaries on one hand and any of their Affiliates on the other.

3.24 Tax-Free Reorganization. DELETED

3.25 Brokers’ Fees. Neither Purchaser nor the any Purchaser Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26 Disclosure. No representation or warranty by Purchaser contained in this Agreement or in any of the Transaction Documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of Purchaser or any Purchaser Subsidiary pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

3.27 Accountants. MNP, LLP and its predecessors (“Auditor”), has been Purchaser’s registered public accounting firm and in such capacity audited the financial statements of Purchaser for each of the years ended July 31, 2015, 2014 and 2013. Throughout its engagement by Purchaser, Auditor has been (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Purchaser within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. The report of Auditor on the financial statements of Purchaser for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope or accounting principles, although it did express uncertainty as to Purchaser’s ability to continue as a going concern. During Purchaser’s most recent fiscal year and the subsequent interim periods, there have been no disagreements with Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-K occurred with respect to Auditor.

3.28 Minute Books. The minute books and other similar records of Purchaser and each Purchaser Subsidiary contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. Purchaser has provided true and complete copies of all such minute books, and other similar records to Acquiree’s representatives.

3.29 Board Action. Purchaser’s Board of Directors has unanimously determined that the Acquisition is advisable and in the best interests of Purchaser’s stockholders and is on terms that are fair to such Purchaser stockholders.

ARTICLE IV.

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of each Party, to the extent in the control of a Party, to consummate the Acquisition are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a)                Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b)               Acquiree shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required as listed in Section 2.4 of the Disclosure Schedule.

4.3 Current Report. As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of Acquiree and Purchaser shall use its Reasonable Best Efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4 Operation of Acquiree Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiree shall conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not, except as expressly contemplated by this Agreement, be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, Acquiree shall not, without the written consent of Purchaser (which shall not be unreasonably withheld or delayed):

(a)                issue or sell, or redeem or repurchase, any Acquiree Membership Units or other securities of Acquiree or other rights to acquire any such Acquiree Membership Units or other securities (except pursuant to the conversion or exercise of convertible securities outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities;

(b)               issue any Acquiree Membership Units or pay any distribution (whether in cash, stock or property or any combination thereof) in respect of its Acquiree Membership Units;

(c)                create, incur or assume any indebtedness (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d)               enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e)                acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f)                mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g)               discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h)               amend its charter, by-laws or other organizational documents;

(i)                 change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j)                 enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k)               institute or settle any Legal Proceeding;

(l)                 take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of Acquiree set forth in this Agreement becoming untrue or (ii) any of the conditions to the Acquisition set forth in Article V not being satisfied; or

(m)             agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Acquiree Information.

(a)                Acquiree shall permit representatives of Purchaser to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of Acquiree) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to Acquiree and each Acquiree Subsidiary.

(b)               The Confidentiality Agreement dated ________________ between Purchaser and Acquiree shall remain in full force and effect until Closing, and shall govern information obtained by Purchaser pursuant to section 4.5(b).

4.6 Indemnification.

(a)                Except as otherwise contemplated by this Agreement, Purchaser shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of organization or other formation documents of Acquiree for the benefit of any individual who served as a director or officer of Acquiree at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b)               From and after the Effective Time, Purchaser agrees that it will, and will cause Acquiree to, indemnify and hold harmless each present and former Member and officer of Acquiree (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nevada law (and Purchaser and Acquiree shall also advance expenses as incurred to the fullest extent permitted under Nevada law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.7 Quotation of Acquisition Shares. The Purchaser shall take whatever steps are necessary to cause all of the outstanding shares of Purchaser Common Stock, including any shares of Purchaser Common Stock that may be issued pursuant to Section 1.11, to be eligible for quotation on the OTC Markets.

4.8 RSS. Following Closing, each party will use its Reasonable Best Efforts to effectuate the RSS as soon as practicable.

4.9 No Shorting. Each of the Purchaser and Acquiree shall use its Reasonable Best Efforts to ensure that each officer, director, and/or key employee of Purchaser beneficially owning 10% or more of the Purchaser Common Stock after giving effect to the Acquisition (each a “Restricted Holder”), agrees that it will not, for a period commencing on the date hereof and terminating two years after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Purchaser Common Stock, borrow or pre-borrow any shares of Purchaser Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Purchaser Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Purchaser Common Stock or otherwise seek to hedge its position in the Purchaser Common Stock (each, a “Prohibited Transaction”).

4.10 Appointment of Additional Directors. As soon as practicable after Closing, Purchaser shall appoint at least two additional persons to serve on its board of directors, each of which shall be independent.

ARTICLE V.

CONDITIONS TO CONSUMMATION OF ACQUISITION

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Acquisition are subject to the satisfaction of the following conditions:

(a)                satisfactory completion by Purchaser and Acquiree of all necessary due diligence;

(b)               consummation of all required definitive instruments and agreements specified in this Agreement, in forms acceptable to Acquiree and Purchaser;

(c)                Acquiree and Purchaser obtaining all necessary board and third party consents;

(d)               that there be no injunction or order in effect by any governmental authority prohibiting the Acquisition; and

(e)                The extinguishment of (i) any and all outstanding shares of Purchaser’s preferred stock and (ii) any and all outstanding warrants exercisable for Purchaser Common Stock, on terms reasonably acceptable to Purchaser and Acquiree.

5.2 Conditions to Obligations of the Purchaser. The obligation of Purchaser to consummate the Acquisition is subject to the satisfaction (or waiver by Purchaser) of the following additional conditions:

(a)                Acquiree shall have obtained (and shall have provided copies thereof to Purchaser) the written consents of the Acquiree to the execution, delivery and performance by Acquiree of this Agreement and the other Transaction Documents to which it is a party, in form and substance satisfactory to Purchaser;

(b)               Acquiree shall have obtained (and shall have provided copies thereof to the Purchaser) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of Acquiree, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have an Acquiree Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)                the representations and warranties of Acquiree set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time ( provided , however , that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have an Acquiree Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)               Acquiree shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)                no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)                Acquiree shall have delivered to Purchaser a certificate (the “Acquiree Certificate”) to the effect that each of the conditions specified in clause (e ) (with respect to Acquiree’s due diligence of the Purchaser) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving Acquiree) of this Section 5.2 is satisfied in all respects;

(g)               the Members shall have agreed not to engage in any Prohibited Transactions;

(h)               the Purchaser shall have received from counsel to Acquiree, the opinion letter, in form and substance satisfactory to Purchaser, addressed to the Purchaser and the Placement Agent and dated as of the Closing Date;

(i)                 there shall have been no material adverse changes to Acquiree’s business since the date of this Agreement;

(j)                 Acquiree shall have delivered to Purchaser a certification duly executed by each Member certifying that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;

(k)               Acquiree shall have delivered to Purchaser audited and interim unaudited financial statements of Acquiree pro forma the Acquisition, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K

(l)                 Purchaser’s due diligence shall have confirmed an enterprise valuation of Acquiree of at least $30,000,000; and

5.3 Conditions to Obligations of Acquiree. The obligation of Acquiree to consummate the Acquisition is subject to the satisfaction (or waiver by Acquiree) of the following additional conditions:

(a)                Purchaser shall have obtained (and shall have provided copies thereof to Acquiree) the written consents of (i) all of the members of its Board of Directors, (ii) all of the members of the Board of Directors of Split-Off Subsidiary, and (iii) the sole stockholder of Split-Off Subsidiary, in each case to the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance reasonably satisfactory to Acquiree;

(b)               Purchaser shall have obtained (and shall have provided copies thereof to Acquiree) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Purchaser, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Purchaser Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c)                the representations and warranties of the Purchaser set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time ( provided , however , that to the extent such representation or warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, do not have a Purchaser Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d)               Purchaser shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e)                no material Legal Proceedings shall be pending or threatened against Purchaser and no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f)                Purchaser shall have delivered to Acquiree a certificate (the “Purchaser Certificate”) to the effect that each of the conditions specified in clause (f) (with respect to Purchaser’s due diligence of Acquiree) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Purchaser and its Subsidiaries) of this Section 5.3 is satisfied in all respects;

(g)               Acquiree shall have received from counsel to the Purchaser, an opinion letter, in form and substance satisfactory to Acquiree, addressed to Acquiree and the Placement Agent and dated as of the Closing Date;

(h)               Acquiree shall have received a certificate of Purchaser’s transfer agent and registrar certifying that as of the Closing Date there are 197,500,000 shares of Purchaser Common Stock issued and outstanding.

(i)                 there shall have been no material adverse changes to the Purchaser’s business since the date of this Agreement; and

(j)                 Joseph Moscato shall be appointed as the Purchaser’s President and Chief Executive Officer; and

(k)               each of Acquiree’s designees shall be appointed to serve on the Board of Directors of Purchaser.

ARTICLE VI.

INDEMNIFICATION

6.1 Indemnification by Berkman.

Berkman shall, for a period commencing from the Closing Date and ending on the second anniversary of the Closing Date, indemnify Purchaser in respect of, and hold it harmless against, any and all debts, obligations losses, liabilities, deficiencies, damages, fines, fees, penalties, interest obligations, expenses or costs (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise) (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (collectively, “Damages”) incurred or suffered by Acquiree or Purchaser or any Affiliate thereof resulting from:

(a)                any misrepresentation or breach of warranty by, or failure to perform any covenant or agreement of, Acquiree contained in this Agreement or the Acquiree Certificate;

(b)               any claim by a Member or former Member of Acquiree, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any Acquiree Membership Units prior to the Effective Time; (ii) any rights of a Member prior to the Effective Time (other than the right to receive Exchange Shares pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the organizational documents of Acquiree prior to the Effective Time; or (iv) any claim that his, her or its shares were wrongfully repurchased by Acquiree prior to the Effective Time;

(c)                except for brokerage commissions payable in connection with the Private Placement Offering, any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Acquiree, any of its pre-Acquisition Affiliates or any Stockholder in connection with the negotiation or consummation of the transactions contemplated by this Agreement; and

(d)               any violation of, or any liability under, any Environmental Law (an “Environmental Claim”) relating to or arising from the activities and operations of Acquiree prior to the Effective Time, regardless of when the environmental hazard giving rise to such Environmental Claim is discovered.

(e)                Notwithstanding the foregoing, except with respect to any fraud or willful misconduct by Acquiree in connection with this Agreement, Purchaser’s sole and exclusive right to collect any Damages with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Berkman contained in this Agreement shall be by return of the Purchaser Common Stock or Warrants, with the Common Stock values at the average closing price of the Purchaser Common Stock on its primary market during the five trading days preceding the day on which Berkman receives a Claim Notice, and the Warrants values at the positive difference between such average trading price and the exercise price of the warrants.

6.2 Indemnification by Purchaser. Subject to the limitations provided herein, Purchaser shall, for a period commencing from the Closing Date and ending on the second anniversary of the Closing Date, indemnify the Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by Stockholders resulting from:

(a)                any misrepresentation or breach of warranty by or failure to perform any covenant or agreement of Purchaser contained in this Agreement or the Purchaser Certificate; and

(b)               excluding broker commissions payable in connection with the Private Placement Offering, any claim for brokers’ or finders’ fees or agents’ commissions arising from or through Purchaser or any of its pre-Acquisition Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

6.3 Indemnification Claims.

(a)                In the event Purchaser or the Members are entitled, or seek to assert rights, to indemnification under this Article VI, Purchaser or Member (as the case may be) shall give written notification to the Members or Purchaser (as the case may be) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the party seeking indemnification of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the party seeking indemnification) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the party seeking indemnification in notifying the indemnifying party shall relieve the indemnifying party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the party seeking indemnification, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the party seeking indemnification; provided that the indemnifying party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the party seeking indemnification. If the indemnifying party does not so assume control of such defense, the party seeking indemnification shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the party seeking indemnification reasonably concludes that the indemnifying party and the party seeking indemnification have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the party seeking indemnification shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The indemnifying party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld or delayed; provided that the consent of the party seeking indemnification shall not be required if the indemnifying party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the party seeking indemnification from further liability and has no other materially adverse effect on the party seeking indemnification. The party seeking indemnification shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed.

(b)               In order to seek indemnification under this Article VI, the party seeking indemnification shall give written notification (a “Claim Notice”) to the indemnifying party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the party seeking indemnification, (ii) a statement that the party seeking indemnification is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of the Claimed Amount.

(c)                Within 20 days after delivery of a Claim Notice, the indemnifying party shall deliver to the party seeking indemnification a written response (the “Response”) in which the indemnifying party shall: (i) agree that the party seeking indemnification is entitled to receive all of the Claimed Amount, (ii) agree that the party seeking indemnification is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) or (iii) dispute that the party seeking indemnification is entitled to receive any of the Claimed Amount. If the indemnifying party in the Response disputes its liability for all or part of the Claimed Amount, the indemnifying party and the party seeking indemnification shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d)               During the 60-day period following the delivery of a Response that reflects a Dispute, the indemnifying party and the party seeking indemnification shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the indemnifying party and the party seeking indemnification shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the indemnifying party and the party seeking indemnification agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the indemnifying party and the party seeking indemnification to pursue an ADR Procedure or prevent either such Party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the indemnifying party and the party seeking indemnification agree to pursue an ADR Procedure, neither the indemnifying party nor the party seeking indemnification may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the indemnifying party and the party seeking indemnification shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the indemnifying party, the party seeking indemnification or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the indemnifying party and the party seeking indemnification shall be considered to be Damages; provided, that if the indemnifying party are determined not to be liable for Damages in connection with such Dispute, the party seeking indemnification shall pay all such fees and expenses.

(e)                For purposes of this Section 6.3 and the last two sentences of Section 6.4, any references to the Acquiree Members or the Indemnifying Members (except provisions relating to an obligation to make, or a right to receive, any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Member or Indemnifying Member to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, Members or Indemnifying Members under this Article VI. The Indemnification Representative shall have no liability to any Member or Indemnifying Member for any action taken or omitted on behalf of Members or Indemnifying pursuant to this Article VI.

6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Acquiree Certificate or the Purchaser Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of Purchaser or Acquiree and (b) shall expire on the date two (2) years following the Closing Date. If an party entitled to indemnification delivers to a party from whom it may seek indemnification hereunder, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the party entitled to indemnification reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice.

6.5 Limitations on Claims for Indemnification.

(a)                (i) Notwithstanding anything to the contrary herein, Purchaser shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by the Indemnifying Members collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate Damages Threshold is reached, Purchaser shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii) Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of Purchaser under this Article VI shall be the exclusive remedy of Purchaser with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Stockholder contained in this Agreement.

(b)               (i) Notwithstanding anything to the contrary herein, the Stockholders shall not be entitled to recover, or be indemnified for, Damages under this Article VI unless and until the aggregate of all such Damages paid or payable by Purchaser collectively exceeds the Damages Threshold and then, if such aggregate Damages Threshold is reached, Stockholder shall only be entitled to recover for Damages in excess of such Damages Threshold.

(ii) Except with respect to claims based on fraud or willful misconduct, after the Closing, the rights of Stockholder under this Article VI shall be the exclusive remedy of Stockholder with respect to claims resulting from or relating to any misrepresentation or breach of warranty of or failure to perform any covenant or agreement by Purchaser contained in this Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, except with respect to any fraud or willful misconduct by Purchaser or its Affiliates in connection with this Agreement, the delivery to a Stockholder entitled to indemnification by Purchaser under this Article VI of shares of Purchaser Common Stock valued as set forth in section 6.1 hereof.

(c)                No Indemnifying Stockholder shall have any right of contribution against the Purchaser or Acquiree after Closing with respect to any breach by Acquiree of any of its representations, warranties, covenants or agreements. The amount of Damages recoverable by Purchaser under this Article VI with respect to an indemnity claim shall be reduced by (i) any proceeds received by Purchaser with respect to the Damages to which such indemnity claim relates, from an insurance carrier and (ii) the amount of any tax savings actually realized by Purchaser, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

ARTICLE VII.

DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM	SECTION
2016 Interim Balance Sheet	2.6
Acquiree	introduction
Acquiree Certificate	5.2(f)
Acquiree Material Adverse Effect	2.1
Acquiree Membership Units	Introduction
Acquiree Subsidiary	2.5
Acquisition	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.13(a)(vii)
Agreement	Introduction
Agreement Amount	6.3(c)
Auditors	3.27
Balance Sheet Date	2.6
CERCLA	2.18(a)
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Closing	1.4
Closing Date	1.4
Closing Date Common Stock	1.1(a)
Code	Introduction
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)(i)
Defaulting Party	8.6
Disclosure Schedule	Article II
Dispute	6.3(c)
Effective Time	1.4
Employee Benefit Plan	2.17(a)(i)
Environmental Claim	6.1(d)
Environmental Law	2.18(a)
ERISA	2.17(a)(ii)
ERISA Affiliate	2.17(a)(iii)
Exchange Act	2.6
Expected Claim Notice	6.4
Financial Statements	2.6
GAAP	2.6
Governmental Entity	2.4
Indemnified Executives	4.6(b)
Intellectual Property	2.24(a)
Intellectual Property Rights	2.24(a)
Interim Balance Sheet Data	2.6
Interim Balance Sheets	2.6
Interim Financial Statements	2.6
Legal Proceeding Member	2.15 Introduction
Non-Controlling Party	6.3(a)
Non-Defaulting Party Operating Agreement	8.6 1.5
Ordinary Course of Business	3.16(a)(ix)
Organization Date	2.9(c)
Parties	Introduction
Party	Introduction
Permits	2.20
Prohibited Transaction	4.9
Purchaser	Introduction
Purchaser Certificate	5.3(f)
Purchaser Common Stock	1.1(e)
Purchaser Disclosure Schedule	Article III
Purchaser Financial Statement	3.8
Purchaser Material Adverse Effect	3.1
Purchaser Permits	3.22
Purchaser Reports	3.6
Purchaser Subsidiary	2.5
Reasonable Best Efforts	4.1
Registration Statement	1.2
Reorganization	Introduction
Response	6.3(c)
Restricted Holder	4.9
RSS	Introduction
RSS Completion Shares	1.1(d)
Securities Act	1.8(a)
Security Interest	2.4
Acquisition	Introduction
Introduction
Subsidiaries	2.5
Subsidiary	2.5
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Third Party Intellectual Property Rights	2.24(d)
Transaction Documentation	3.3
Warrant Shares	1.1(d)
Warrants	1.1(d)
Year-End Financial Statements	2.6

ARTICLE VIII.

TERMINATION

8.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written consent of the Parties.

8.2 Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing Date shall not have occurred by December 15, 2016, unless such date is extended by mutual written consent of the Parties.

8.3 Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a)                by the Purchaser if: (i) any of the representations and warranties made in this Agreement by Acquiree shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) Acquiree shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b)               by Acquiree if: (i) any of the representations and warranties of the Purchaser shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Purchaser shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein.

8.5 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6 Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX.

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however , that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Exchange Shares and Article VI concerning indemnification are intended for the benefit of the Stockholders , (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns, and (c) the provisions of Articles II and III covering the representations and warranties of Acquiree to Purchaser and Purchaser to Acquiree are also intended for the benefit of the Placement Agent.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to Acquiree:

10102 USA Today Way

Miramar, FL 33014

Attn: Lawrence Salvo, CEO

Copy to (which copy shall not constitute notice hereunder):

Lamont Neiman & Interian, P.A..

100 North Biscayne Boulevard

Suite 801

Miami, Florida 33132

Attn: Jan Neiman, Esq.

If to Purchaser:

4145 North Service Road, Suite 200

Burlington, Ontario

Canada L7L 6A3

Copy to (which copy shall not constitute notice hereunder):

Eckert Seamans Cherin & Mellott, LLC

50 S. 16th Street, 22nd Philadelphia, PA 19102

Attn: Gary Miller, Esq.

Facsimile: (215) 851-8383

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Construction.

(a)                The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)               Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

Generex Biotechnology Corporation

By: /S/

Name: Mark A. Fletcher

Title: Chief Executive Officer

ACQUIREE:

Hema Diagnostic Systems, LLC

By:___________/S/_________________

Name: Lawrence Salvo

Title: Chief Executive Officer

Member:

_/S/_________________

Stephen L. Berkman

The following Members acknowledge and consent to the transactions contemplated by this Agreement and agree to be bound by the provisions of Section 1.1(d) above, and hereby join in representations and warranties made in Section 2.2, above:

_/S/_________________

Lawrence Salvo

_/S/_________________

Luis Agudelo